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PRESS RELEASE
AVAILABLE FOR IMMEDIATE PUBLICATION: APRIL 1, 1997
CONTACT: JO LINDA THOMPSON, MARKETING COORDINATOR
    (209)725-2219


CAPITAL CORP OF THE WEST ANNOUNCES STOCK SPLIT

  Upon review of the successful 1996 year, the Board of Directors of Capital Corp of the West (traded on NASDAQ as CCOW) has declared a three for two stock split for shareholders of record on April 11, 1997 payable on May 2, 1997.

  "BASED UPON THE SIGNIFICANT GROWTH OF THE COMPANY AND OUR EXPANSION INTO NEW MARKETS SUCH AS THE CITY OF MODESTO, WE ARE PLEASED TO ANNOUNCE THE STOCK SPLIT. STOCK PERFORMANCE HAS BEEN STRONG RECENTLY FOR THE COMPANY AND THE INDUSTRY IN GENERAL. IN TAKING THIS STEP, THE PRICE OF OUR STOCK WILL RETURN TO A PRICE RANGE WE BELIEVE WILL BE MORE ATTRACTIVE TO THE MARKETS WE ARE CURRENTLY SERVING", says Thomas Hawker, President and CEO of Capital Corp of the West.

  This dividend was preceded by a 5% stock dividend and a five cents per share cash dividend paid to shareholders of record August 16, 1996. With the stock split, the total number of shares outstanding will be increased by 50% to approximately 2.6 million shares. The book value of the Company's stock which was $12.09 at December 31, 1996, will be adjusted accordingly.

  Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company to: COUNTY BANK, celebrating 20 years of service as central California's Community Bank, CAPITAL WEST GROUP, a financial and management consulting subsidiary, and TOWN & COUNTRY FINANCE & THRIFT COMPANY, an industrial loan company headquartered in Turlock serving the Central Valley for forty years. Currently, County Bank has nine branch offices to serve the communities of Merced, Stanislaus and Tuolumne counties. Town & Country has four offices located in Turlock, Modesto, Visalia and its newest office in Fresno. For further information about the Company's financial performance, contact Tom Hawker, President and Chief Executive Officer, or Janey Boyce, Chief Financial Officer at 209-725-2200.
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